                         REFLECTIONS (GREENSPRING MANOR)
                              7999 SILVERLEAF DRIVE
                              INDIANAPOLIS, INDIANA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 7, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                            [AMERICAN APPRAISAL ASSOCIATES LOGO]

                      [AMERICAN APPRAISAL ASSOCIATES LOGO]

                           9441 LBJ Freeway Suite 114
                              Dallas, Texas 75243

                           Telephone: (972) 994-9100
                           Fax:       (972) 994-0516

UNITED STATES                INTERNATIONAL

Atlanta                      Brazil
Boston                       Canada
Buffalo                      China
Charlotte                    Croatia
Chicago                      Czech Republic
Cincinnati                   England
Dallas                       Germany
Denver                       Greece
Detroit                      Hong Kong
Houston                      Hungary
Irvine                       Italy
Jacksonville                 Japan
Los Angeles                  Mexico
Milwaukee                    Morocco
Minneapolis                  Peru
New Orleans                  Philippines
New York                     Poland
Oak Lawn                     Portugal
Philadelphia                 Russia
Pittsburgh                   Spain
Princeton                    Taiwan
Schaumburg                   Thailand
St. Louis                    Turkey
San Francisco                Venezuela
Seattle

                                                                    JULY 9, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: REFLECTIONS (GREENSPRING MANOR)
    7999 SILVERLEAF DRIVE
    INDIANAPOLIS, MARION COUNTY, INDIANA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 582 units with a total of 459,080 square feet of rentable area. The improvements were built in 1972. The improvements are situated on 37.749 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 61% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 7, 2003 is:

                                       ($25,700,000)

                                  Respectfully submitted,
                                  AMERICAN APPRAISAL ASSOCIATES, INC.

                                  /s/ Kenneth W. Kapecki
                                  ----------------------
July 9, 2003                      Ken Kapecki, MAI
#053272                           Managing Principal, Real Estate Group
                                  State of Indiana, Certified General Appraiser,
                                    #CG49600008

Report By:
John Nolan

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary ..............................................................      4
Introduction ...................................................................      9
Area Analysis ..................................................................     11
Market Analysis ................................................................     14
Site Analysis ..................................................................     16
Improvement Analysis ...........................................................     16
Highest and Best Use ...........................................................     17

                                   VALUATION

Valuation Procedure ............................................................     18
Sales Comparison Approach ......................................................     20
Income Capitalization Approach .................................................     26
Reconciliation and Conclusion ..................................................     38

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                Reflections (Greenspring Manor)
LOCATION:                     7999 Silverleaf Drive
                              Indianapolis, Indiana

INTENDED USE OF ASSIGNMENT:   Court Settlement
PURPOSE OF APPRAISAL:         "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:           Fee simple estate

DATE OF VALUE:                May 7, 2003
DATE OF REPORT:               July 9, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:
   Size:                      37.749 acres, or 1,644,346 square feet
   Assessor Parcel No.:       000651
   Floodplain:                Community Panel No. 18097C0039E (January 5, 2001)
                              Flood Zone X, an area outside the floodplain.
   Zoning:                    D-6II (Low Density Multifamily District)

BUILDING:
   No. of Units:              582 Units
   Total NRA:                 459,080 Square Feet
   Average Unit Size:         789 Square Feet
   Apartment Density:         15.4 units per acre
   Year Built:                1972

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                                                      Market Rent
                                                    Square      -----------------------    Monthly       Annual
Unit Type                                            Feet        Per Unit      Per SF       Income       Income
------------------------------------------------   ----------   -----------  ----------   ----------   ----------
Eff/1Ba - EA10                                         450      $      420   $     0.93   $  100,800   $1,209,600
1Br/1Ba - 1A10                                         770      $      580   $     0.75   $   60,320   $  723,840
1Br/1Ba - 2A15                                         950      $      660   $     0.69   $   66,000   $  792,000
2Br/2Ba - 2A25                                       1,200      $      770   $     0.64   $   66,220   $  794,640
2Br/2Ba - 3A25                                       1,400      $      880   $     0.63   $   45,760   $  549,120
                                                     -----      ----------   ----------   ----------   ----------
                                                                                  Total   $  339,100   $4,069,200
                                                                                          ==========   ==========

OCCUPANCY:                  61%
ECONOMIC LIFE:              45 Years
EFFECTIVE AGE:              15 Years
REMAINING ECONOMIC LIFE:    30 Years

\
AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 5
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

          [PICTURE]                                          [PICTURE]

EXTERIOR - APARTMENT BUILDING                      EXTERIOR - APARTMENT BUILDING

                                    AREA MAP

                                   [AREA MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY PAGE 6
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                                NEIGHBORHOOD MAP

                               [NEIGHBORHOOD MAP]

HIGHEST AND BEST USE:
        As Vacant:          Hold for future multi-family development
        As Improved:        Continuation as its current use

METHOD OF VALUATION:        In this instance, the  Sales Comparison and Income
                            Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                           Amount             $/Unit
--------------------------------------       -----------           -------
Potential Rental Income                      $ 4,069,200           $ 6,992
Effective Gross Income                       $ 3,904,798           $ 6,709
Operating Expenses                           $ 1,793,535           $ 3,082           45.9% of EGI
Net Operating Income:                        $ 2,023,963           $ 3,478

Capitalization Rate                          7.75%
DIRECT CAPITALIZATION VALUE                  $25,300,000 *         $43,471 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                               10 years
2002 Economic Vacancy                        61%
Stabilized Vacancy & Collection Loss:        7%
Lease-up / Stabilization Period              18 months
Terminal Capitalization Rate                 8.25%
Discount Rate                                10.50%
Selling Costs                                2.00%
Growth Rates:
  Income                                     3.00%
  Expenses:                                  3.00%
DISCOUNTED CASH FLOW VALUE                   $25,600,000 *         $43,986 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE       $25,600,000           $43,986 / UNIT

SALES COMPARISON APPROACH


PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)         $34,268 to $61,397
  Range of Sales $/Unit (Adjusted)           $41,122 to $48,678
VALUE INDICATION - PRICE PER UNIT            $  26,500,000 *       $45,533 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales         5.31 to 7.04
  Selected EGIM for Subject                  6.25
  Subject's Projected EGI                    $   3,904,798
EGIM ANALYSIS CONCLUSION                     $  23,600,000 *       $40,550 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION             $  26,000,000 *       $44,674 / UNIT

RECONCILED SALES COMPARISON VALUE            $  25,800,000         $44,330 / UNIT

-------------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                          $26,500,000
  NOI Per Unit                                            $26,000,000
  EGIM Multiplier                                         $23,600,000
INDICATED VALUE BY SALES COMPARISON                       $25,800,000        $44,330 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                           $25,300,000
  Discounted Cash Flow Method:                            $25,600,000
INDICATED VALUE BY THE INCOME APPROACH                    $25,600,000        $43,986 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                      $25,700,000        $44,158 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 7999 Silverleaf Drive, Indianapolis, Marion County, Indiana. Indianapolis identifies it as 000651.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by John Nolan on May 7, 2003. Ken Kapecki, MAI has not made a personal inspection of the subject property. John Nolan performed the research, valuation analysis and wrote the report. Ken Kapecki, MAI reviewed the report and concurs with the value. Ken Kapecki, MAI and John Nolan have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 7, 2003. The date of the report is July 9, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

      "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
  MARKETING PERIOD:              6 to 12 months
  EXPOSURE PERIOD:               6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in DDRE II. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Indianapolis, Indiana. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - U.S. 31
West  - I-465
South - W. 73rd, 71st
North - I-465

MAJOR EMPLOYERS

Major employers in the subject's area include Clarian Health Systems, Eli Lilly and Company, Community Hospitals Indianapolis, Marsh/Village Pantry Supermarkets, St. Vincent Hospital and Health Care, IUPUI, Kroger Central Marketing Area, Rolls Royce, Federal Express, and St. Francis Hospital & Health Centers. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                           NEIGHBORHOOD DEMOGRAPHICS

                                                 AREA
                              --------------------------------------------
CATEGORY                      1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS        MSA
---------------------------   ------------    ------------    ------------    ------------
POPULATION TRENDS
Current Population                  15,442          67,258         159,771       1,646,584
5-Year Population                   15,677          71,859         171,159       1,750,376
% Change CY-5Y                         1.5%            6.8%            7.1%            6.3%
Annual Change CY-5Y                    0.3%            1.4%            1.4%            1.3%

HOUSEHOLDS
Current Households                   6,861          29,094          68,734         648,288
5-Year Projected Households          7,027          31,195          74,030         696,995
% Change CY - 5Y                       2.4%            7.2%            7.7%            7.5%
Annual Change CY-5Y                    0.5%            1.4%            1.5%            1.5%

INCOME TRENDS
Median Household Income       $     36,629    $     50,853    $     57,257    $     47,488
Per Capita Income             $     25,778    $     32,525    $     32,618    $     24,134
Average Household Income      $     57,156    $     75,023    $     75,578    $     61,296

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                           AREA
                                      ----------------------------------------------
CATEGORY                              1-MI. RADIUS     3-MI. RADIUS     5-MI. RADIUS     MSA
--------------------------            ------------     ------------     ------------    -----
HOUSING TRENDS
% of Households Renting                  56.08%           40.47%           34.61%       29.55%
5-Year Projected % Renting               54.87%           39.66%           33.72%       28.58%

% of Households Owning                   31.88%           51.56%           59.22%       63.75%
5-Year Projected % Owning                33.29%           52.86%           60.49%       65.18%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North -  Multi-Family Residential (Fountainhead)
South -  Single-Family Residential
East  -  Single-Family Residential
West  -  Multi-Family Residential (Kensington/Cedar Crossings)

CONCLUSIONS

The subject is well located within the city of Indianapolis. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                                 MARKET ANALYSIS

The subject property is located in the city of Indianapolis in Marion County. The overall pace of development in the subject's market is more or less stable. Approximately 2,550 new units are projected to be constructed in the Indianapolis Metro Area in 2003. This would represent a slight increase from 2002 constructed units of 2,439. The new construction is primarily occurring on the northwest side of town, on the southwest suburbs near the airport, and downtown. No new construction is anticipated in the subject's immediate neighborhood. (Source: CB Richard Ellis) The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period       Region      Submarket
------       ------      ---------
 2002         9.3%        10.4%
 2001         9.4%         9.3%
 2000         8.8%         9.4%
 1999         7.8%         9.2%
 1998         7.9%         8.9%
 1997         7.8%         6.4%
 1996         7.7%         8.1%
 1995         7.7%         6.8%
 1994         7.7%         6.2%

(Source: CB Richard Ellis, US Census Bureau)

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market. Vacancy rates in the area have been increasing for the past three years due primarily to the US recession and decreasing mortgage rates. Low mortgage rates have enticed many former renters to purchase homes. To encourage leasing activity, apartment managers have decreased rents, and offered rent concessions such as free rent or waiving security deposits. In addition, many properties have added/improved amenities such as swimming pools, tennis courts, fitness rooms, and clubhouses. While the Indianapolis economy has been affected by the recession of the early 2000's, its economy is strong relative to other major US cities.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                             HISTORICAL AVERAGE RENT

Period       Region      % Change      Submarket       % Change
------       ------      --------      ---------       --------
 1993         $609           -            N/A              -
 1994         $637         4.6%           N/A            N/A
 1995         $659         3.5%           N/A            N/A
 1996         $684         3.8%           N/A            N/A
 1997         $703         2.8%           N/A            N/A
 1998         $730         3.8%           N/A            N/A
 1999         $747         2.3%           N/A            N/A
 2000         $767         2.7%           N/A            N/A
 2001         $779         1.6%           N/A            N/A
 2002         $787         1.0%           N/A            N/A

Source:CB Richard Ellis

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

  No.                Property Name           Units    Ocpy.    Year Built      Proximity to subject
-------     -------------------------------  -----    -----    ----------    ------------------------
 R-1        Carlton Apartments                702      80%        N/A        0.75 miles NW of subject
 R-2        Landmark Apartments               231      80%        1974       0.50 miles S of subject
 R-3        Kensington Apartments             296      98%        1967       0.50 miles N of subject
 R-4        Barrington Apartments             144      96%        1966       1 mile N of subject
 R-5        Chelsea Village                   246      91%        1983       1.25 miles N of subject
Subject     Reflections (Greenspring Manor)   582      61%        1972

The current trend toward low interest rates has increased the percentage of homeowners to renters. Consequently, the market has worsened for rental properties with rents dropping and vacancies increasing.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                              PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                     37.749 acres, or 1,644,346 square feet
  Shape                         Rectangular
  Topography                    Slightly slope
  Utilities                     All necessary utilities are available to the
                                site.
  Soil Conditions               Stable
  Easements Affecting Site      None other than typical utility easements
  Overall Site Appeal           Average
  Flood Zone:
    Community Panel             18097C0039E, dated January 5, 2001
    Flood Zone                  Zone X
  Zoning                        D-6II, the subject improvements represent a legal
                                conforming use of the site.

REAL ESTATE TAXES

                          ASSESSED VALUE - 2002
                 --------------------------------------
                                                           TAX RATE /    PROPERTY
PARCEL NUMBER       LAND        BUILDING       TOTAL        MILL RATE     TAXES
-------------    ----------    ----------    ----------    ----------    --------
000651           $1,330,100    $7,097,800    $8,427,900    $  0.03261    $274,859

IMPROVEMENT ANALYSIS
  Year Built                   1972
  Number of Units              582
  Net Rentable Area            459,080 Square Feet
  Construction:
   Foundation                  Reinforced concrete slab
   Frame                       Heavy or light wood
   Exterior Walls              Brick or masonry
   Roof                        Composition shingle over a wood truss structure
  Project Amenities            Amenities at the subject include a swimming pool,
                               volleyball court, sand volleyball, jogging
                               track, gym room, barbeque equipment, meeting
                               hall, laundry room, business office, and secured
                               parking.
  Unit Amenities               Individual unit amenities include a balcony, cable TV
                               connection, washer and dryer, and washer/dryer connection.
                               Appliances available in each  unit include a refrigerator, stove, dishwasher, water heater, garbage disposal,

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                             washer/dryer, and oven.

Unit Mix:

                                     Unit Area
  Unit Type        Number of Units   (Sq. Ft.)
--------------     ---------------   ----------
Eff/1Ba - EA10           240             450
1Br/1Ba - 1A10           104             770
1Br/1Ba - 2A15           100             950
2Br/2Ba - 2A25            86           1,200
2Br/2Ba - 3A25            52           1,400

Overall Condition                    Average
Effective Age                        15 years
Economic Life                        45 years
Remaining Economic Life              30 years
Deferred Maintenance                 None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1972 and consist of a 582-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                            THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                           SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

SUMMARY OF COMPARABLE SALES - IMPROVED

                                                                        COMPARABLE                  COMPARABLE
            DESCRIPTION                       SUBJECT                      I - 1                       I - 2
------------------------------------------------------------------------------------------------------------------
      Property Name                   Reflections (Greenspring   Abington Apartments        Cross Creek Apartments
                                      Manor)

LOCATION:
      Address                         7999 Silverleaf Drive      4656 Edwardian Circle      5756 Cross Creek Dr.

      City, State                     Indianapolis, Indiana      Indianapolis, IN           Indianapolis, IN
      County                          Marion                     Marion                     Marion
PHYSICAL CHARATERISTICS:
      Net Rentable Area (SF)          459,080                    293,676                    159,492
      Year Built                      1972                       1980                       1990
      Number of Units                 582                        328                        208
      Unit Mix:                             Type        Total      Type       Total           Type       Total
                                      Eff/1Ba - EA10     240     1Br/1Ba       156          1Br/1Ba       20
                                      1Br/1Ba - 1A10     104     2Br/1Ba        56          1Br/1Ba       76
                                      1Br/1Ba - 2A15     100     2Br/2Ba        84          1Br/1Ba       36
                                      2Br/2Ba - 2A25      86     3Br/2Ba        32          2Br/2Ba       76
                                      2Br/2Ba - 3A25      52

      Average Unit Size (SF)          789                        895                        767
      Land Area (Acre)                37.7490                    0.0000                     0.0000
      Density (Units/Acre)            15.4
      Parking Ratio (Spaces/Unit)     2.00                       2.00                       2.00
      Parking Type (Gr., Cov., etc.)  Garage, Open Covered       Open, Covered              Open, Covered
CONDITION:                            Good                       Good                       Good
APPEAL:                               Good                       Good                       Average
AMENITIES:
      Pool/Spa                        Yes/No                     Yes/No                     Yes/No
      Gym Room                        Yes                        Yes                        No
      Laundry Room                    Yes                        Yes                        No
      Secured Parking                 Yes                        Yes                        Yes
      Sport Courts                    Yes                        Yes                        No
      Washer/Dryer Connection         Yes                        Yes                        Yes
      Other
      Other
OCCUPANCY:                            61%                        95%                        87%
TRANSACTION DATA:
      Sale Date                                                  July, 2002                 December, 2000
      Sale Price ($)                                             $11,240,000                $8,714,417
      Grantor                                                                               Glenborough Realty Trust
      Grantee                                                    AIMCO                      GE Capital

      Sale Documentation
      Verification
      Telephone Number

ESTIMATED PRO-FORMA:                                              Total $    $/Unit  $/SF    Total $    $/Unit  $/SF
      Potential Gross Income                                     $2,276,112  $6,939  $7.75  $1,473,120  $7,082  $9.24
      Vacancy/Credit Loss                                        $  159,328  $  486  $0.54  $  103,118  $  496  $0.65
      Effective Gross Income                                     $2,116,784  $6,454  $7.21  $1,370,002  $6,587  $8.59
      Operating Expenses                                         $1,164,231  $3,549  $3.96  $  753,501  $3,623  $4.72
      Net Operating Income                                       $  952,553  $2,904  $3.24  $  616,501  $2,964  $3.87

NOTES:                                                           None                       None

      PRICE PER UNIT                                                    $34,268                     $41,896
      PRICE PER SQUARE FOOT                                             $ 38.27                     $ 54.64
      EXPENSE RATIO                                                        55.0%                       55.0%
      EGIM                                                                 5.31                        6.36
      OVERALL CAP RATE                                                     8.47%                       7.07%
      Cap Rate based on Pro Forma or Actual Income?                  PRO FORMA                  PRO FORMA

                                                                         COMPARABLE                 COMPARABLE
            DESCRIPTION                       SUBJECT                       I - 3                      I - 4
-------------------------------------------------------------------------------------------------------------------
      Property Name                   Reflections (Greenspring   Arbor Green Apartments      Arbor Green Apartments
                                      Manor)

LOCATION:
      Address                         7999 Silverleaf Drive      3836 Arbor Green Ln.        3836 Arbor Green Ln.

      City, State                     Indianapolis, Indiana      Indianapolis, IN            Indianapolis, IN
      County                          Marion                     Marion                      Marion
PHYSICAL CHARATERISTICS:
      Net Rentable Area (SF)          459,080                    181,152                     181,152
      Year Built                      1972                       1989                        1989
      Number of Units                 582                        208                         208
      Unit Mix:                             Type        Total      Type      Total             Type       Total
                                      Eff/1Ba - EA10     240     1Br/1Ba      48             1Br/1Ba       48
                                      1Br/1Ba - 1A10     104     1Br/1Ba      56             1Br/1Ba       56
                                      1Br/1Ba - 2A15     100     2Br/1Ba      16             2Br/1Ba       16
                                      2Br/2Ba - 2A25      86     2Br/2Ba      72             2Br/2Ba       72
                                      2Br/2Ba - 3A25      52     3Br/2Ba      16             3Br/2Ba       16

      Average Unit Size (SF)          789                        871                         871
      Land Area (Acre)                37.7490                    20.7750                     20.7750
      Density (Units/Acre)            15.4                       10.0                        10.0
      Parking Ratio (Spaces/Unit)     2.00                       2.00                        2.00
      Parking Type (Gr., Cov., etc.)  Garage, Open Covered       Open, Covered               Open, Covered
CONDITION:                            Good                       Good                        Good
APPEAL:                               Good                       Good                        Good
AMENITIES:
      Pool/Spa                        Yes/No                     Yes/No                      Yes/No
      Gym Room                        Yes                        Yes                         Yes
      Laundry Room                    Yes                        Yes                         Yes
      Secured Parking                 Yes                        Yes                         Yes
      Sport Courts                    Yes                        Yes                         Yes
      Washer/Dryer Connection         Yes                        Yes                         Yes
      Other
      Other
OCCUPANCY:                            61%                        94%                         94%
TRANSACTION DATA:
      Sale Date                                                  September, 2002             May, 2001
      Sale Price ($)                                             $11,250,000                 $9,400,000
      Grantor                                                    Connor & Murphy
      Grantee                                                    Ritter & Co.                Connor & Murphy

      Sale Documentation
      Verification
      Telephone Number

ESTIMATED PRO-FORMA:                                              Total $    $/Unit  $/SF     Total $    $/Unit  $/SF
      Potential Gross Income                                     $1,719,264  $8,266  $9.49   $1,719,264  $8,266  $9.49
      Vacancy/Credit Loss                                        $  120,348  $  579  $0.66   $  120,348  $  579  $0.66
      Effective Gross Income                                     $1,598,916  $7,687  $8.83   $1,598,916  $7,687  $8.83
      Operating Expenses                                         $  879,404  $4,228  $4.85   $  879,404  $4,228  $4.85
      Net Operating Income                                       $  719,512  $3,459  $3.97   $  719,512  $3,459  $3.97

NOTES:                                                           None                        None

      PRICE PER UNIT                                                      $54,087                       $45,192
      PRICE PER SQUARE FOOT                                               $ 62.10                       $ 51.89
      EXPENSE RATIO                                                          55.0%                         55.0%
      EGIM                                                                   7.04                          5.88
      OVERALL CAP RATE                                                       6.40%                         7.65%
      Cap Rate based on Pro Forma or Actual Income?                   PRO FORMA                      PRO FORMA

                                                                        COMPARABLE
            DESCRIPTION                       SUBJECT                      I - 5
----------------------------------------------------------------------------------------
      Property Name                   Reflections (Greenspring   Carriagetree Apartments
                                      Manor)                     (Monon Place Apts)

LOCATION:
      Address                         7999 Silverleaf Drive      5900 Carvel Ave.

      City, State                     Indianapolis, Indiana      Indianapolis, IN
      County                          Marion                     Marion
PHYSICAL CHARATERISTICS:
      Net Rentable Area (SF)          459,080                    140,492
      Year Built                      1972                       1966
      Number of Units                 582                        136
      Unit Mix:                             Type        Total      Type         Total
                                      Eff/1Ba - EA10     240     1Br/1Ba         16
                                      1Br/1Ba - 1A10     104     2Br/1Ba         16
                                      1Br/1Ba - 2A15     100     2Br/2Ba         84
                                      2Br/2Ba - 2A25      86     3Br/2Ba         20
                                      2Br/2Ba - 3A25      52

      Average Unit Size (SF)          789                        1,033
      Land Area (Acre)                37.7490                    8.0000
      Density (Units/Acre)            15.4                       17.0
      Parking Ratio (Spaces/Unit)     2.00                       2.00
      Parking Type (Gr., Cov., etc.)  Garage, Open Covered       Open, Covered
CONDITION:                            Good                       Good
APPEAL:                               Good                       Very Good
AMENITIES:
      Pool/Spa                        Yes/No                     Yes/No
      Gym Room                        Yes                        No
      Laundry Room                    Yes                        Yes
      Secured Parking                 Yes                        Yes
      Sport Courts                    Yes                        Yes
      Washer/Dryer Connection         Yes                        Yes
      Other
      Other
OCCUPANCY:                            61%                        98%
TRANSACTION DATA:
      Sale Date                                                  April, 2001
      Sale Price ($)                                             $8,350,000
      Grantor
      Grantee                                                    Buckingham Management

      Sale Documentation
      Verification
      Telephone Number

ESTIMATED PRO-FORMA:                                              Total $    $/Unit   $/SF
      Potential Gross Income                                     $1,492,992  $10,978  $10.63
      Vacancy/Credit Loss                                        $  104,509  $   768  $ 0.74
      Effective Gross Income                                     $1,388,483  $10,209  $ 9.88
      Operating Expenses                                         $  763,665  $ 5,615  $ 5.44
      Net Operating Income                                       $  624,817  $ 4,594  $ 4.45

NOTES:                                                           None

      PRICE PER UNIT                                                       $61,397
      PRICE PER SQUARE FOOT                                                $ 59.43
      EXPENSE RATIO                                                           55.0%
      EGIM                                                                    6.01
      OVERALL CAP RATE                                                        7.48%
      Cap Rate based on Pro Forma or Actual Income?                     PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                               IMPROVED SALES MAP

                              [IMPROVED SALES MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $34,268 to $61,397 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $41,122 to $48,678 per unit with a mean or average adjusted price of $45,849 per unit. The median adjusted price is $48,350 per unit. Based on the following analysis, we have concluded to a value of $47,000 per unit, which results in an "as is" value of $26,500,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

SALES ADJUSTMENT GRID

           DESCRIPTION                       SUBJECT                 COMPARABLE                 COMPARABLE
                                                                        I - 1                      I - 2
----------------------------------- ------------------------ -------------------------- ---------------------------
 Property Name                      Reflections (Greenspring Abington Apartments        Cross Creek Apartments
                                    Manor)

 Address                            7999 Silverleaf Drive    4656 Edwardian Circle      5756 Cross Creek Dr.

 City                               Indianapolis, Indiana    Indianapolis, IN           Indianapolis, IN
 Sale Date                                                   July, 2002                 December, 2000
 Sale Price ($)                                              $11,240,000                $8,714,417
 Net Rentable Area (SF)             459,080                  293,676                    159,492
 Number of Units                    582                      328                        208
 Price Per Unit                                              $34,268                    $41,896
 Year Built                         1972                     1980                       1990
 Land Area (Acre)                   37.7490

VALUE ADJUSTMENTS                         DESCRIPTION           DESCRIPTION        ADJ.    DESCRIPTION         ADJ.
 Property Rights Conveyed           Fee Simple Estate        Fee Simple Estate      0%  Fee Simple Estate       0%
 Financing                                                   Cash To Seller         0%  Cash To Seller          0%
 Conditions of Sale                                          Arm's Length           0%  Arm's Length            0%
 Date of Sale (Time)                                         07-2002                0%  12-2000                 5%
VALUE AFTER TRANS ADJUST ($/UNIT)                                      $34,268                    $43,991
 Location                                                    Comparable             0%  Comparable              0%
 Number of Units                    582                      328                   -5%  208                   -15%
 Quality / Appeal                   Good                     Inferior               5%  Inferior                5%
 Age / Condition                    1972                     1980 / Good           15%  1990 / Good            20%
 Occupancy at Sale                  61%                      95%                    0%  87%                     0%
 Amenities                          Good                     Inferior              10%  Comparable              0%
 Average Unit Size (SF)             789                      895                   -5%  767                     0%
PHYSICAL ADJUSTMENT                                                                20%                         10%
FINAL ADJUSTED VALUE ($/UNIT)                                          $41,122                     $48,390

           DESCRIPTION                       SUBJECT                 COMPARABLE                  COMPARABLE
                                                                        I - 3                       I - 4
----------------------------------- ------------------------ --------------------------- ---------------------------
 Property Name                      Reflections (Greenspring Arbor Green Apartments      Arbor Green Apartments
                                    Manor)

 Address                            7999 Silverleaf Drive    3836 Arbor Green Ln.        3836 Arbor Green Ln.

 City                               Indianapolis, Indiana    Indianapolis, IN            Indianapolis, IN
 Sale Date                                                   September, 2002             May, 2001
 Sale Price ($)                                              $11,250,000                 $9,400,000
 Net Rentable Area (SF)             459,080                  181,152                     181,152
 Number of Units                    582                      208                         208
 Price Per Unit                                              $54,087                     $45,192
 Year Built                         1972                     1989                        1989
 Land Area (Acre)                   37.7490                  20.7750                     20.7750

VALUE ADJUSTMENTS                         DESCRIPTION           DESCRIPTION         ADJ.    DESCRIPTION         ADJ.
 Property Rights Conveyed           Fee Simple Estate        Fee Simple Estate        0% Fee Simple Estate        0%
 Financing                                                   Cash To Seller           0% Cash To Seller           0%
 Conditions of Sale                                          Arm's Length             0% Arm's Length             0%
 Date of Sale (Time)                                         09-2002                  0% 05-2001                  5%
VALUE AFTER TRANS ADJUST ($/UNIT)                                      $54,087                     $47,452
 Location                                                    Comparable               0% Comparable               0%
 Number of Units                    582                      208                    -15% 208                    -15%
 Quality / Appeal                   Good                     Inferior                 5% Inferior                 5%
 Age / Condition                    1972                     1989 / Good              5% 1989 / Good              5%
 Occupancy at Sale                  61%                      94%                      0% 94%                      0%
 Amenities                          Good                     Comparable               0% Comparable               0%
 Average Unit Size (SF)             789                      871                     -5% 871                     -5%
PHYSICAL ADJUSTMENT                                                                 -10%                        -10%
FINAL ADJUSTED VALUE ($/UNIT)                                           $48,678                     $42,707

           DESCRIPTION                       SUBJECT                  COMPARABLE
                                                                         I - 5
----------------------------------- ------------------------  ----------------------------
 Property Name                      Reflections (Greenspring  Carriagetree Apartments
                                    Manor)                    (Monon Place Apts)

 Address                            7999 Silverleaf Drive     5900 Carvel Ave.

 City                               Indianapolis, Indiana     Indianapolis, IN
 Sale Date                                                    April, 2001
 Sale Price ($)                                               $8,350,000
 Net Rentable Area (SF)             459,080                   140,492
 Number of Units                    582                       136
 Price Per Unit                                               $61,397
 Year Built                         1972                      1966
 Land Area (Acre)                   37.7490                   8.0000

VALUE ADJUSTMENTS                         DESCRIPTION            DESCRIPTION          ADJ.
 Property Rights Conveyed           Fee Simple Estate         Fee Simple Estate         0%
 Financing                                                    Cash To Seller            0%
 Conditions of Sale                                           Arm's Length              0%
 Date of Sale (Time)                                          04-2001                   5%
VALUE AFTER TRANS ADJUST ($/UNIT)                                      $64,467
 Location                                                     Comparable                0%
 Number of Units                    582                       136                     -25%
 Quality / Appeal                   Good                      Inferior                  5%
 Age / Condition                    1972                      1966 / Good              15%
 Occupancy at Sale                  61%                       98%                      -5%
 Amenities                          Good                      Comparable                0%
 Average Unit Size (SF)             789                       1,033                   -15%
PHYSICAL ADJUSTMENT                                                                   -25%
FINAL ADJUSTED VALUE ($/UNIT)                                            $48,350

SUMMARY

VALUE RANGE (PER UNIT)                          $41,122   TO   $    48,678
MEAN (PER UNIT)                                 $45,849
MEDIAN (PER UNIT)                               $48,350
VALUE CONCLUSION (PER UNIT)                     $47,000

Value of Improvement & Main Site                               $27,354,000
  Less: Lease-Up Cost                                         -$   756,000
  PV of Concessions                                           -$    57,000
Value Indicated by Sales Comparison Approach                   $26,541,000
Rounded                                                        $26,500,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                             NOI PER UNIT COMPARISON

                    SALE PRICE            NOI/      SUBJECT NOI
COMPARABLE  NO. OF  -----------         --------   --------------   ADJUSTMENT   INDICATED
    NO.     UNITS   PRICE/UNIT    OAR   NOI/UNIT   SUBJ. NOI/UNIT     FACTOR     VALUE/UNIT
----------  ------  -----------  -----  --------   --------------   ----------   ----------
   I-1        328   $11,240,000  8.47%  $952,553     $2,023,963       1.197       $ 41,035
                    $    34,268         $  2,904     $    3,478
   I-2        208   $ 8,714,417  7.07%  $616,501     $2,023,963       1.173       $ 49,157
                    $    41,896         $  2,964     $    3,478
   I-3        208   $11,250,000  6.40%  $719,512     $2,023,963       1.005       $ 54,374
                    $    54,087         $  3,459     $    3,478
   I-4        208   $ 9,400,000  7.65%  $719,512     $2,023,963       1.005       $ 45,433
                    $    45,192         $  3,459     $    3,478
   I-5        136   $ 8,350,000  7.48%  $624,817     $2,023,963       0.757       $ 46,474
                    $    61,397         $  4,594     $    3,478

                                   PRICE/UNIT

  LOW      HIGH     AVERAGE   MEDIAN
  ---      ----     -------   ------
$41,035   $54,374   $47,295   $46,474

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit               $    46,000
Number of Units                                582
Value                                  $26,772,000
  Less: Lease-Up Cost                 -$   756,000
  PV of Concessions                   -$    57,000
Value Based on NOI Analysis            $25,959,000
                            Rounded    $26,000,000

The adjusted sales indicate a range of value between $41,035 and $54,374 per unit, with an average of $47,295 per unit. Based on the subject's competitive position within the improved sales, a value of $46,000 per unit is estimated. This indicates an "as is" market value of $26,000,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                    SALE PRICE
COMPARABLE  NO. OF  ----------    EFFECTIVE    OPERATING              SUBJECT
    NO.     UNITS   PRICE/UNIT   GROSS INCOME   EXPENSE     OER    PROJECTED OER  EGIM
----------  ------  -----------  ------------  ----------  ------  -------------  ----
  I-1        328    $11,240,000   $2,116,784   $1,164,231  55.00%                 5.31
                    $    34,268
  I-2        208    $ 8,714,417   $1,370,002   $  753,501  55.00%                 6.36
                    $    41,896
  I-3        208    $11,250,000   $1,598,916   $  879,404  55.00%                 7.04
                                                                      45.93%
                    $    54,087
  I-4        208    $ 9,400,000   $1,598,916   $  879,404  55.00%                 5.88
                    $    45,192
  I-5        136    $ 8,350,000   $1,388,483   $  763,665  55.00%                 6.01
                    $    61,397

                                      EGIM

LOW   HIGH  AVERAGE  MEDIAN
---   ----  -------  ------
5.31  7.04   6.12     6.01

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                     6.25
Subject EGI                                $ 3,904,798

Value                                      $24,404,988
  Less: Lease-Up Cost                     -$   756,000
  PV of Concessions                       -$    57,000
                                           -----------
Value Based on EGIM Analysis               $23,591,988
                                Rounded    $23,600,000
Value Per Unit                             $    40,550

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 45.93% before reserves. The comparable sales indicate an expense ratio of 55.00%, while their EGIMs range from 5.31 to 7.04. Overall, we conclude to an EGIM of 6.25, which results in an "as is" value estimate in the EGIM Analysis of $23,600,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $25,800,000.

Price Per Unit                 $26,500,000
NOI Per Unit                   $26,000,000
EGIM Analysis                  $23,600,000

Sales Comparison Conclusion    $25,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                  Average
                Unit Area    ----------------
Unit Type       (Sq. Ft.)    Per Unit  Per SF    %Occupied
---------       ---------    --------  ------    ---------
Eff/1Ba - EA10     450         $449     $1.00      70.4%
1Br/1Ba - 1A10     770         $569     $0.74      53.8%
1Br/1Ba - 2A15     950         $659     $0.69      47.0%
2Br/2Ba - 2A25    1200         $729     $0.61      51.2%
2Br/2Ba - 3A25    1400         $829     $0.59      76.9%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                                 RENT ANALYSIS

                                                                             COMPARABLE RENTS
                                                            -------------------------------------------------------
                                                               R-1         R-2         R-3         R-4         R-5
                                                            -------------------------------------------------------
                                                             Carlton     Landmark   Kensington  Barrington  Chelsea
                                                            Apartments  Apartments  Apartments  Apartments  Village
                                          SUBJECT  SUBJECT  -------------------------------------------------------
      DESCRIPTION          SUBJECT UNIT    ACTUAL   ASKING                    COMPARISON TO SUBJECT
                               TYPE         RENT     RENT   -------------------------------------------------------
                                                              Similar     Similar     Similar    Superior   Similar
------------------------  --------------  -------  -------  ----------  ----------  ----------  ----------  -------
Monthly Rent              EFF/1BA - EA10  $   449  $   429    $  478      $  465
Unit Area (SF)                                450      450       498         500
Monthly Rent Per Sq. Ft.                  $  1.00  $  0.95    $ 0.96      $ 0.93

Monthly Rent              1Br/1Ba - 1A10  $   569  $   559    $  517      $  570      $  573      $  660     $  548
Unit Area (SF)                                770      770       612         726         727         685        750
Monthly Rent Per Sq. Ft.                  $  0.74  $  0.73    $ 0.84      $ 0.79      $ 0.79      $ 0.96     $ 0.73

Monthly Rent              1Br/1Ba - 2A15  $   659  $   659    $  625      $  653      $  665      $  705     $  662
Unit Area (SF)                                950      950       923         885         930         907        963
Monthly Rent Per Sq. Ft.                  $  0.69  $  0.69    $ 0.68      $ 0.74      $ 0.72      $ 0.78     $ 0.69

Monthly Rent              2Br/2Ba - 2A25  $   729  $   769    $  700      $  723      $  720      $  857     $  742
Unit Area (SF)                              1,200    1,200     1,140       1,085       1,250       1,118      1,150
Monthly Rent Per Sq. Ft.                  $  0.61  $  0.64    $ 0.61      $ 0.67      $ 0.58      $ 0.77     $ 0.64

Monthly Rent              2Br/2Ba - 3A25  $   829  $   929                $  883      $  855      $1,045
Unit Area (SF)                              1,400    1,400                 1,540       1,475       1,496
Monthly Rent Per Sq. Ft.                  $  0.59  $  0.66                $ 0.57      $ 0.58      $ 0.70

      DESCRIPTION          MIN     MAX    MEDIAN  AVERAGE
------------------------  ------  ------  ------  -------
Monthly Rent              $  465  $  478  $  471   $  471
Unit Area (SF)               498     500     499      499
Monthly Rent Per Sq. Ft.  $ 0.93  $ 0.96  $ 0.94   $ 0.94

Monthly Rent              $  517  $  660  $  570   $  574
Unit Area (SF)               612     750     726      700
Monthly Rent Per Sq. Ft.  $ 0.73  $ 0.96  $ 0.79   $ 0.82

Monthly Rent              $  625  $  705  $  662   $  662
Unit Area (SF)               885     963     923      921
Monthly Rent Per Sq. Ft.  $ 0.68  $ 0.78  $ 0.72   $ 0.72

Monthly Rent              $  700  $  857  $  723   $  748
Unit Area (SF)             1,085   1,250   1,140    1,149
Monthly Rent Per Sq. Ft.  $ 0.58  $ 0.77  $ 0.64    $0.65

Monthly Rent              $  855  $1,045  $  883   $  928
Unit Area (SF)             1,475   1,540   1,496    1,504
Monthly Rent Per Sq. Ft.  $ 0.57  $ 0.70  $ 0.58    $0.62

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                Market Rent
  Unit Type     Number of Units   Unit Area  ---------------   Monthly      Annual
                                  (Sq. Ft.)  Per Unit  Per SF   Income      Income
--------------  ---------------   ---------  --------  ------  --------   ----------
Eff/1Ba - EA10        240             450      $420    $0.93   $100,800   $1,209,600
1Br/1Ba - 1A10        104             770      $580    $0.75   $ 60,320   $  723,840
1Br/1Ba - 2A15        100             950      $660    $0.69   $ 66,000   $  792,000
2Br/2Ba - 2A25         86           1,200      $770    $0.64   $ 66,220   $  794,640
2Br/2Ba - 3A25         52           1,400      $880    $0.63   $ 45,760   $  549,120
                                                       Total   $339,100   $4,069,200

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                           FISCAL YEAR      2000     FISCAL YEAR      2001     FISCAL YEAR      2002     FISCAL YEAR      2003
                           -----------------------   -----------------------   -----------------------   -----------------------
      DESCRIPTION                   ACTUAL                    ACTUAL                    ACTUAL               MANAGEMENT BUDGET
      -----------          -----------------------   -----------------------   -----------------------   -----------------------
                              TOTAL       PER UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT
                           -----------    --------   -----------    --------   -----------    --------   -----------    --------
Revenues
 Rental Income             $ 3,266,793    $  5,613   $ 2,910,787    $  5,001   $ 3,933,838    $  6,759   $ 4,051,853    $  6,962

 Vacancy                   $ 1,679,636    $  2,886   $ 1,824,769    $  3,135   $ 2,224,548    $  3,822   $ 2,291,284    $  3,937
 Credit Loss/Concessions   $    53,880    $     93   $    74,216    $    128   $   168,012    $    289   $   173,052    $    297
                          ------------   ---------  ------------   ---------  ------------   ---------  ------------   ---------
  Subtotal                 $ 1,733,516    $  2,979   $ 1,898,985    $  3,263   $ 2,392,560    $  4,111   $ 2,464,337    $  4,234

 Laundry Income            $         0    $      0   $         0    $      0   $         0    $      0   $         0    $      0
 Garage Revenue            $         0    $      0   $       110    $      0   $         0    $      0   $         0    $      0
 Other Misc. Revenue       $   101,298    $    174   $    67,214    $    115   $   116,934    $    201   $   120,442    $    207
                          ------------   ---------  ------------   ---------  ------------   ---------  ------------   ---------
  Subtotal Other Income    $   101,298    $    174   $    67,324    $    116   $   116,934    $    201   $   120,442    $    207

                          ------------   ---------  ------------   ---------  ------------   ---------  ------------   ---------
Effective Gross Income     $ 1,634,575    $  2,809   $ 1,079,126    $  1,854   $ 1,658,212    $  2,849   $ 1,707,958    $  2,935

Operating Expenses

 Taxes                     $   205,441    $    353   $   151,567    $    260   $   262,246    $    451   $   270,113    $    464
 Insurance                 $    70,324    $    121   $    62,313    $    107   $    83,545    $    144   $    86,051    $    148
 Utilities                 $   249,976    $    430   $   224,574    $    386   $   295,036    $    507   $   303,887    $    522
 Repair & Maintenance      $    65,773    $    113   $    51,707    $     89   $   126,534    $    217   $   130,330    $    224
 Cleaning                  $    93,796    $    161   $    60,282    $    104   $    96,887    $    166   $    99,794    $    171
 Landscaping               $    58,012    $    100   $    34,520    $     59   $    74,052    $    127   $    76,274    $    131
 Security                  $         0    $      0   $         0    $      0   $        27    $      0   $        28    $      0
 Marketing & Leasing       $    25,906    $     45   $    32,730    $     56   $    89,497    $    154   $    92,182    $    158
 General Administrative    $   366,142    $    629   $   344,238    $    591   $   523,946    $    900   $   539,664    $    927
 Management                $    88,883    $    153   $    60,720    $    104   $    83,790    $    144   $    86,304    $    148
 Miscellaneous            ($   112,132)  -$    193  ($   207,604)  -$    357  ($   592,092)  -$  1,017  ($   609,855)  -$  1,048

                          ------------   ---------  ------------   ---------  ------------   ---------  ------------   ---------
Total Operating Expenses   $ 1,112,121    $  1,911   $   815,047    $  1,400   $ 1,043,468    $  1,793   $ 1,074,772    $  1,847

 Reserves                  $         0    $      0   $         0    $      0   $         0    $      0   $         0    $      0
                          ------------   ---------  ------------   ---------  ------------   ---------  ------------   ---------
Net Income                 $   522,454    $    898   $   264,079    $    454   $   614,744    $  1,056   $   633,186    $  1,088
                          ------------   ---------  ------------   ---------  ------------   ---------  ------------   ---------

                           ANNUALIZED YEAR   2003
                           -----------------------
      DESCRIPTION                 PROJECTION                   AAA PROJECTION
      -----------          -----------------------   ---------------------------------
                             TOTAL        PER UNIT      TOTAL      PER UNIT      %
                           -----------    --------   -----------   --------   --------
Revenues
 Rental Income             $ 3,906,884    $  6,713   $ 4,069,200   $  6,992      100.0%

 Vacancy                   $ 1,739,540    $  2,989   $   203,460   $    350        5.0%
 Credit Loss/Concessions   $   150,476    $    259   $    81,384   $    140        2.0%
                          ------------   ---------   -----------   --------   --------
  Subtotal                 $ 1,890,016    $  3,247   $   284,844   $    489        7.0%

 Laundry Income            $         0    $      0   $         0   $      0        0.0%
 Garage Revenue            $         0    $      0   $         0   $      0        0.0%
 Other Misc. Revenue       $   203,516    $    350   $   120,442   $    207        3.0%
                          ------------   ---------   -----------   --------   --------
  Subtotal Other Income    $   203,516    $    350   $   120,442   $    207        3.0%

                          ------------   ---------   -----------   --------   --------
Effective Gross Income     $ 2,220,384    $  3,815   $ 3,904,798   $  6,709      100.0%

Operating Expenses

 Taxes                     $   416,752    $    716   $   270,113   $    464        6.9%
 Insurance                 $    91,536    $    157   $    86,051   $    148        2.2%
 Utilities                 $   394,152    $    677   $   303,887   $    522        7.8%
 Repair & Maintenance      $    93,584    $    161   $   130,330   $    224        3.3%
 Cleaning                  $    81,832    $    141   $    99,794   $    171        2.6%
 Landscaping               $    27,468    $     47   $    76,274   $    131        2.0%
 Security                  $       324    $      1   $         0   $      0        0.0%
 Marketing & Leasing       $    11,420    $     20   $    92,182   $    158        2.4%
 General Administrative    $   448,916    $    771   $   539,664   $    927       13.8%
 Management                $   104,864    $    180   $   195,240   $    335        5.0%
 Miscellaneous            ($   434,272)  -$    746   $         0   $      0        0.0%

                          ------------   ---------   -----------   --------   --------
Total Operating Expenses   $ 1,236,576    $  2,125   $ 1,793,535   $  3,082       45.9%

 Reserves                  $         0    $      0   $    87,300   $    150        4.9%
                          ------------   ---------   -----------   --------   --------
Net Income                 $   983,808    $  1,690   $ 2,023,963   $  3,478       51.8%
                          ------------   ---------   -----------   --------   --------

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 7% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $150 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $150 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                  CAPITALIZATION RATES
             ------------------------------
               GOING-IN         TERMINAL
             ------------     -------------
             LOW     HIGH      LOW    HIGH
             ---     ----      ---    ----
RANGE        6.00%  10.00%    7.00%  10.00%
AVERAGE          8.14%            8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.   SALE DATE  OCCUP.  PRICE/UNIT    OAR
---------   ---------  ------  ----------   -----
I-1          Jul-02     95%     $ 34,268    8.47%
I-2          Dec-00     87%     $ 41,896    7.07%
I-3          Sep-02     94%     $ 54,087    6.40%
I-4          May-01     94%     $ 45,192    7.65%
I-5          Apr-01     98%     $ 61,397    7.48%
                                    High    8.47%
                                     Low    6.40%
                                 Average    7.42%

Based on this information, we have concluded the subject's overall capitalization rate should be 7.75%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 8.25%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 10.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 10.50% indicates a value of $25,600,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

approximately 47% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

DISCOUNTED CASH FLOW ANALYSIS

                         REFLECTIONS (GREENSPRING MANOR)

                YEAR                    APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
             FISCAL YEAR                   1             2             3             4             5             6
             -----------               ----------    ----------    ----------    ----------    ---------     ----------
REVENUE
   Base Rent                           $4,069,200    $4,191,276    $4,317,014    $4,446,525    $4,579,920    $4,717,318

   Vacancy                             $1,003,736    $  296,882    $  215,851    $  222,326    $  228,996    $  235,866
   Credit Loss                         $   81,384    $   83,826    $   86,340    $   88,930    $   91,598    $   94,346
   Concessions                         $   62,856    $        0    $        0    $        0    $        0    $        0
                                       ----------    ----------    ----------    ----------    ----------    ----------
     Subtotal                          $1,147,976    $  380,708    $  302,191    $  311,257    $  320,594    $  330,212

   Laundry Income                      $        0    $        0    $        0    $        0    $        0    $        0
   Garage Revenue                      $        0    $        0    $        0    $        0    $        0    $        0
   Other Misc. Revenue                 $  120,442    $  124,055    $  127,777    $  131,610    $  135,559    $  139,625
                                       ----------    ----------    ----------    ----------    ----------    ----------
     Subtotal Other Income             $  120,442    $  124,055    $  127,777    $  131,610    $  135,559    $  139,625

                                       ----------    ----------    ----------    ----------    ----------    ----------
EFFECTIVE GROSS INCOME                 $3,041,666    $3,934,624    $4,142,600    $4,266,878    $4,394,885    $4,526,731

OPERATING EXPENSES:
   Taxes                               $  270,113    $  278,217    $  286,563    $  295,160    $  304,015    $  313,135
   Insurance                           $   86,051    $   88,633    $   91,292    $   94,031    $   96,852    $   99,757
   Utilities                           $  303,887    $  313,004    $  322,394    $  332,066    $  342,028    $  352,288
   Repair & Maintenance                $  130,330    $  134,240    $  138,267    $  142,415    $  146,688    $  151,088
   Cleaning                            $   99,794    $  102,787    $  105,871    $  109,047    $  112,319    $  115,688
   Landscaping                         $   76,274    $   78,562    $   80,919    $   83,346    $   85,847    $   88,422
   Security                            $        0    $        0    $        0    $        0    $        0    $        0
   Marketing & Leasing                 $   92,182    $   94,947    $   97,796    $  100,730    $  103,752    $  106,864
   General Administrative              $  539,664    $  555,854    $  572,530    $  589,706    $  607,397    $  625,619
   Management                          $  152,083    $  196,731    $  207,130    $  213,344    $  219,744    $  226,337
   Miscellaneous                       $        0    $        0    $        0    $        0    $        0    $        0

                                       ----------    ----------    ----------    ----------    ----------    ----------
TOTAL OPERATING EXPENSES               $1,750,379    $1,842,975    $1,902,761    $1,959,844    $2,018,640    $2,079,199

   Reserves                            $   87,300    $   89,919    $   92,617    $   95,395    $   98,257    $  101,205

                                       ----------    ----------    ----------    ----------    ----------    ----------
NET OPERATING INCOME                   $1,203,987    $2,001,729    $2,147,222    $2,211,639    $2,277,988    $2,346,328
                                       ==========    ==========    ==========    ==========    ==========    ==========
   Operating Expense Ratio (% of EGI)        57.5%         46.8%         45.9%         45.9%         45.9%         45.9%
   Operating Expense Per Unit          $    3,008    $    3,167    $    3,269    $    3,367    $    3,468    $    3,573
                                       ==========    ==========    ==========    ==========    ==========    ==========

                YEAR                    APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
             FISCAL YEAR                   7             8             9             10            11
             -----------               ----------    ----------    ----------    ----------    ---------
REVENUE
   Base Rent                           $4,858,838    $5,004,603    $5,154,741    $5,309,383    $5,468,665

   Vacancy                             $  242,942    $  250,230    $  257,737    $  265,469    $  273,433
   Credit Loss                         $   97,177    $  100,092    $  103,095    $  106,188    $  109,373
   Concessions                         $        0    $        0    $        0    $        0    $        0
                                       ----------    ----------    ----------    ----------    ----------
     Subtotal                          $  340,119    $  350,322    $  360,832    $  371,657    $  382,807

   Laundry Income                      $        0    $        0    $        0    $        0    $        0
   Garage Revenue                      $        0    $        0    $        0    $        0    $        0
   Other Misc. Revenue                 $  143,814    $  148,128    $  152,572    $  157,150    $  161,864
                                       ----------    ----------    ----------    ----------    ----------
     Subtotal Other Income             $  143,814    $  148,128    $  152,572    $  157,150    $  161,864

                                       ----------    ----------    ----------    ----------    ----------
EFFECTIVE GROSS INCOME                 $4,662,533    $4,802,409    $4,946,481    $5,094,876    $5,247,722

OPERATING EXPENSES:
   Taxes                               $  322,530    $  332,205    $  342,172    $  352,437    $  363,010
   Insurance                           $  102,750    $  105,832    $  109,007    $  112,277    $  115,646
   Utilities                           $  362,857    $  373,743    $  384,955    $  396,504    $  408,399
   Repair & Maintenance                $  155,621    $  160,289    $  165,098    $  170,051    $  175,153
   Cleaning                            $  119,159    $  122,734    $  126,416    $  130,208    $  134,114
   Landscaping                         $   91,075    $   93,807    $   96,621    $   99,520    $  102,505
   Security                            $        0    $        0    $        0    $        0    $        0
   Marketing & Leasing                 $  110,070    $  113,372    $  116,773    $  120,276    $  123,885
   General Administrative              $  644,387    $  663,719    $  683,631    $  704,140    $  725,264
   Management                          $  233,127    $  240,120    $  247,324    $  254,744    $  262,386
   Miscellaneous                       $        0    $        0    $        0    $        0    $        0

                                       ----------    ----------    ----------    ----------    ----------
TOTAL OPERATING EXPENSES               $2,141,575    $2,205,822    $2,271,997    $2,340,157    $2,410,361

   Reserves                            $  104,241    $  107,368    $  110,589    $  113,907    $  117,324

                                       ----------    ----------    ----------    ----------    ----------
NET OPERATING INCOME                   $2,416,717    $2,489,219    $2,563,896    $2,640,812    $2,720,037
                                       ==========    ==========    ==========    ==========    ==========

   Operating Expense Ratio (% of EGI)        45.9%         45.9%         45.9%         45.9%         45.9%
   Operating Expense Per Unit          $    3,680    $    3,790    $    3,904    $    4,021    $    4,142
                                       ==========    ==========    ==========    ==========    ==========

Estimated Stabilized NOI   $2,023,963
Months to Stabilized               18
Stabilized Occupancy             95.0%
Sales Expense Rate               2.00%
Discount Rate                   10.50%
Terminal Cap Rate                8.25%

Gross Residual Sale Price                $32,970,143              Deferred Maintenance                  $         0
  Less: Sales Expense                    $   659,403              Add: Excess Land                      $         0
                                         -----------
Net Residual Sale Price                  $32,310,740              Other Adjustments                     $         0
                                                                                                        -----------
PV of Reversion                          $11,904,855              Value Indicated By "DCF"              $25,625,401

Add: NPV of NOI                          $13,720,546                                 Rounded            $25,600,000
                                         -----------
PV Total                                 $25,625,401

                          "DCF" VALUE SENSITIVITY TABLE

                                                             DISCOUNT RATE
                                  -------------------------------------------------------------------
          TOTAL VALUE                10.00%       10.25%         10.50%       10.75%         11.00%
-----------------------------------------------------------------------------------------------------
                          7.75%   $27,332,688   $26,857,769   $26,393,456   $25,939,479   $25,495,573
                          8.00%   $26,918,286   $26,452,668   $25,997,428   $25,552,300   $25,117,026
TERMINAL CAP RATE         8.25%   $26,528,999   $26,072,119   $25,625,401   $25,188,586   $24,761,422
                          8.50%   $26,162,611   $25,713,955   $25,275,258   $24,846,267   $24,426,735
                          8.75%   $25,817,159   $25,376,257   $24,945,124   $24,523,510   $24,111,174

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 34
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

INCOME LOSS DURING LEASE-UP

The subject is currently 61% occupied, below our stabilized occupancy projection. We have estimated an 18-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $756,000 as shown in the following table.

           DESCRIPTION                         YEAR 1          YEAR 2
           -----------                         ------          ------
"As Is" Net Operating Income                $1,203,987       $2,001,729
Stabilized Net Operating Income             $1,964,250       $2,084,682
                                            ----------       ----------
Difference                                  $  760,262       $   82,952

PV of Income Loss During Lease-Up           $  755,957
                                            ----------
          Rounded                           $  756,000
                                            ----------

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $57,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 35
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 7.75% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 36
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                         REFLECTIONS (GREENSPRING MANOR)

                                                  TOTAL     PER SQ. FT.     PER UNIT         %OF EGI
                                                  -----     -----------     --------         -------
REVENUE
   Base Rent                                  $  4,069,200     $ 8.86       $  6,992

   Less: Vacancy & Collection Loss     7.00%  $    284,844     $ 0.62       $    489

   Plus: Other Income
      Laundry Income                          $          0     $ 0.00       $      0           0.00%
      Garage Revenue                          $          0     $ 0.00       $      0           0.00%
      Other Misc. Revenue                     $    120,442     $ 0.26       $    207           3.08%
                                              ------------     ------       --------           ----
          Subtotal Other Income               $    120,442     $ 0.26       $    207           3.08%

EFFECTIVE GROSS INCOME                        $  3,904,798     $ 8.51       $  6,709

OPERATING EXPENSES:
   Taxes                                      $    270,113     $ 0.59       $    464           6.92%
   Insurance                                  $     86,051     $ 0.19       $    148           2.20%
   Utilities                                  $    303,887     $ 0.66       $    522           7.78%
   Repair & Maintenance                       $    130,330     $ 0.28       $    224           3.34%
   Cleaning                                   $     99,794     $ 0.22       $    171           2.56%
   Landscaping                                $     76,274     $ 0.17       $    131           1.95%
   Security                                   $          0     $ 0.00       $      0           0.00%
   Marketing & Leasing                        $     92,182     $ 0.20       $    158           2.36%
   General Administrative                     $    539,664     $ 1.18       $    927          13.82%
   Management                          5.00%  $    195,240     $ 0.43       $    335           5.00%
   Miscellaneous                              $          0     $ 0.00       $      0           0.00%

TOTAL OPERATING EXPENSES                      $  1,793,535     $ 3.91       $  3,082          45.93%

   Reserves                                   $     87,300     $ 0.19       $    150           2.24%
                                              ------------     ------       --------           ----
NET OPERATING INCOME                          $  2,023,963     $ 4.41       $  3,478          51.83%
                                              ============     ======       ========          =====

   "GOING IN" CAPITALIZATION RATE                     7.75%

   VALUE INDICATION                           $ 26,115,649     $56.89       $ 44,872

   LESS: LEASE-UP COST                        ($   756,000)
   PV OF CONCESSIONS                          ($    57,000)

   "AS IS" VALUE INDICATION
      (DIRECT CAPITALIZATION APPROACH)        $ 25,302,649

                     ROUNDED                  $ 25,300,000     $55.11       $ 43,471

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 37
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE        VALUE        ROUNDED      $/UNIT     $/SF
--------        -----        -------      ------     ----
  7.00%      $28,100,755   $28,100,000   $ 48,282   $61.21
  7.25%      $27,103,729   $27,100,000   $ 46,564   $59.03
  7.50%      $26,173,171   $26,200,000   $ 45,017   $57.07
  7.75%      $25,302,649   $25,300,000   $ 43,471   $55.11
  8.00%      $24,486,535   $24,500,000   $ 42,096   $53.37
  8.25%      $23,719,883   $23,700,000   $ 40,722   $51.62
  8.50%      $22,998,327   $23,000,000   $ 39,519   $50.10

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $25,300,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis       $25,600,000
Direct Capitalization Method        $25,300,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $25,600,000.

AMERICAN APPRAISAL ASSOCIATES, INC.       RECONCILIATION AND CONCLUSION  PAGE 38
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                        Not Utilized
Sales Comparison Approach                            $25,800,000
Income Approach                                      $25,600,000
Reconciled Value                                     $25,700,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 7, 2003 the market value of the fee simple estate in the property is:

                                   $25,700,000

                                                                         ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                                     ADDENDA

                                                                       EXHIBIT A

AMERICAN APPRAISAL ASSOCIATES, INC.
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

                                                                       EXHIBIT A

AMERICAN APPRAISAL ASSOCIATES, INC.
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                               SUBJECT PHOTOGRAPHS

           [PICTURE]                                      [PICTURE]

   EXTERIOR - APARTMENT BUILDING                EXTERIOR - APARTMENT BUILDING

           [PICTURE]                                      [PICTURE]

      EXTERIOR - PLAYGROUND                             EXTERIOR - POOL

           [PICTURE]                                      [PICTURE]

     INTERIOR - LIVING ROOM                           INTERIOR - BEDROOM

                                                                       EXHIBIT A

AMERICAN APPRAISAL ASSOCIATES, INC.
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                               SUBJECT PHOTOGRAPHS

             [PICTURE]

        INTERIOR - KITCHEN

                                                                       EXHIBIT B

AMERICAN APPRAISAL ASSOCIATES, INC.
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF OMPARABLES

                                                                       EXHIBIT B

AMERICAN APPRAISAL ASSOCIATES, INC.
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

    COMPARABLE I-1               COMPARABLE I-2               COMPARABLE I-3

 ABINGTON APARTMENTS         CROSS CREEK APARTMENTS       ARBOR GREEN APARTMENTS
4656 Edwardian Circle         5756 Cross Creek Dr.         3836 Arbor Green Ln.
  Indianapolis, IN              Indianapolis, IN              Indianapolis, IN

      [PICTURE]                    [PICTURE]                    [PICTURE]

    COMPARABLE I-4                      COMPARABLE I-5

ARBOR GREEN APARTMENTS      CARRIAGETREE APARTMENTS (MONON PLACE APTS)
 3836 Arbor Green Ln.                  5900 Carvel Ave.
   Indianapolis, IN                    Indianapolis, IN

      [PICTURE]                           [PICTURE]

                                                                       EXHIBIT B

AMERICAN APPRAISAL ASSOCIATES, INC.
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

         DESCRIPTION                              SUBJECT                                    COMPARABLE
                                                                                               R - 1
------------------------------------------------------------------------------------------------------------------------
  Property Name                  Reflections (Greenspring Manor)               Carlton Apartments

  Management Company             AIMCO

LOCATION:
  Address                        7999 Silverleaf Drive                         2629 Plaza Dr.
  City, State                    Indianapolis, Indiana                         Indianapolis, IN
  County                         Marion                                        Marion
  Proximity to Subject                                                         0.75 miles NW of subject

PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)         459,080
  Year Built                     1972                                          N/A
  Effective Age                  15                                            10
  Building Structure Type        Wood, w/ brick & siding facade;               Wood, w/ brick & siding facade;
                                 asphalt shingle roof                          asphalt shingle roof
  Parking Type
    (Gr., Cov., etc.)            Garage, Open Covered                          Open, Covered

  Number of Units                582                                           702
  Unit Mix:                              Type       Unit   Qty.   Mo.             Type            Unit  Qty.   Mo.
                                 1  Eff/1Ba - EA10    450  240   $449          1  Studio           470   0    $460
                                 2  1Br/1Ba - 1A10    770  104   $569          2  1BD/1BH          660   0    $560
                                 3  1Br/1Ba - 2A15    950  100   $659          2  1BD/1BH          560   0    $495
                                 4  2Br/2Ba - 2A25  1,200   86   $729          1  1BD/1BH          525   0    $495
                                 5  2Br/2Ba - 3A25  1,400   52   $829          2  1BD/1BH          615   0    $495
                                                                 $900          3  2BD/1BH          870   0    $565
                                                                               3  2BD/2BH          975   0    $685
                                                                               4  2BD/2BH        1,140   0    $700

  Average Unit Size (SF)         789
  Unit Breakdown:                   Efficiency   0% 2-Bedroom     39%            Efficiency       2-Bedroom
                                    1-Bedroom   61% 3-Bedroom      0%            1-Bedroom        3-Bedroom

CONDITION:                       Good                                          Good
APPEAL:                          Average                                       Good

AMENITIES:

  Unit Amenities                    Attach. Garage         Vaulted Ceiling     X  Attach. Garage    X   Vaulted Ceiling
                                 X  Balcony            X   W/D Connect.        X  Balcony           X   W/D Connect.
                                    Fireplace          X   Washer Dryer        X  Fireplace             Washer Dryer
                                 X  Cable TV Ready                             X  Cable TV Ready
  Project Amenities              X  Swimming Pool                              X  Swimming Pool
                                    Spa/Jacuzzi            Car Wash               Spa/Jacuzzi       X   Car Wash
                                    Basketball Court   X   BBQ Equipment       X  Basketball Court  X   BBQ Equipment
                                 X  Volleyball Court       Theater Room           Volleyball Court      Theater Room
                                 X  Sand Volley Ball   X   Meeting Hall        X  Sand Volley Ball  X   Meeting Hall
                                    Tennis Court       X   Secured Parking     X  Tennis Court          Secured Parking
                                    Racquet Ball       X   Laundry Room           Racquet Ball      X   Laundry Room
                                 X  Jogging Track      X   Business Office     X  Jogging Track     X   Business Office
                                 X  Gym Room                                   X  Gym Room

OCCUPANCY:                       61%                                           80%
LEASING DATA:

  Available Leasing Terms        6 to 15 Months                                3 to 12 Months

  Concessions                    1 - 1 1/2 Months Free                         1 Month Free
  Pet Deposit                    $300 - $500                                   $ 200
  Utilities Paid by Tenant:      X  Electric             Natural Gas           X Electric               Natural Gas
                                 X  Water                Trash                 X Water                  Trash
  Confirmation
  Telephone Number

NOTES:                                                                         None

  COMPARISON TO SUBJECT:                                                       Similar

          DESCRIPTION                          COMPARABLE                                    COMPARABLE
                                                  R - 2                                         R - 3
------------------------------------------------------------------------------------------------------------------------
  Property Name                  Landmark Apartments                           Kensington Apartments

  Management Company

LOCATION:
  Address                        7600 Harcourt Rd.                             8444 Rothbury Dr.
  City, State                    Indianapolis, IN                              Indianapolis, IN
  County                         Marion                                        Marion
  Proximity to Subject           0.50 miles S of subject                       0.50 miles N of subject

PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)         215,760
  Year Built                     1974                                          1967
  Effective Age                  25                                            15
  Building Structure Type        Wood, w/ brick & siding                       Wood, w/ brick & siding facade;
                                 facade; asphalt shingle roof                  asphalt shingle roof
  Parking Type
    (Gr., Cov., etc.)            Open, Covered                                 Open, Covered

  Number of Units                231                                           296
  Unit Mix:                           Type          Unit   Qty.  Mo.               Type    Unit   Qty.   Mo.
                                 1   Studio           500   28  $465           2  1BD/1BH    630   0    $570
                                 2  1BD/1BH           726   60  $570           2  1BD/1BH    750   0    $550
                                 3  1BD/1BH           910    8  $640           2  1BD/1BH    800   0    $600
                                 4  1BD/1BH         1,188   20  $700           3  2BD/1BH    910   0    $650
                                 4  2BD/1BH         1,034   40  $735           3  2BD/2BH    950   0    $680
                                 3  2BD/1BH           880   45  $655           4  2BD/2BH  1,250   0    $720
                                 5  2BD/2BH         1,450   21  $835           5  2BD/2BH  1,350   0    $790
                                 5  3BD/2BH         1,750    9  $995           5  3BD/2BH  1,600   0    $920

  Average Unit Size (SF)         934                                           1,124
  Unit Breakdown:                  Efficiency   12%  2-Bedroom   46%              Efficiency  0%   2-Bedroom    0%
                                   1-Bedroom    38%  3-Bedroom    4%              1-Bedroom   0%   3-Bedroom    0%

CONDITION:                       Good                                          Slightly Superior
APPEAL:                          Good                                          Slightly Superior

AMENITIES:

  Unit Amenities                    Attach. Garage   Vaulted Ceiling            X Attach. Garage   X    Vaulted Ceiling
                                 X  Balcony           X    W/D Connect.         X Balcony          X    W/D Connect.
                                    Fireplace              Washer Dryer         X Fireplace             Washer Dryer
                                 X  Cable TV Ready                              X Cable TV Ready
  Project Amenities              X  Swimming Pool                               X Swimming Pool
                                    Spa/Jacuzzi            Car Wash               Spa/Jacuzzi      X    Car Wash
                                    Basketball Court   X   BBQ Equipment        X Basketball Court X    BBQ Equipment
                                                                                                          Court
                                 X  Volleyball Court       Theater Room           Volleyball Court      Theater Room
                                 X  Sand Volley Ball   X   Meeting Hall         X Sand Volley Ball X    Meeting Hall
                                 X  Tennis Court           Secured Parking      X Tennis Court          Secured Parking
                                    Racquet Ball       X   Laundry Room           Racquet Ball     X    Laundry Room
                                    Jogging Track      X   Business Office      X Jogging Track    X    Business Office
                                 X  Gym Room                                    X Gym Room

OCCUPANCY:                       80%                                           98%
LEASING DATA:

  Available Leasing Terms        9 to 12 Months                                6 to 12 Months

  Concessions                    None                                          1 Month Free
  Pet Deposit                    $150                                          $200
  Utilities Paid by Tenant:      X Electric                Natural Gas         X Electric               Natural Gas
                                 X Water                   Trash               X Water                  Trash
  Confirmation
  Telephone Number

NOTES:                           None

  COMPARISON TO SUBJECT:         Similar                                       Similar

         DESCRIPTION                             COMPARABLE                                      COMPARABLE
                                                   R - 4                                           R - 5
-----------------------------------------------------------------------------------------------------------------------------
  Property Name                     Barrington Apartments                      Chelsea Village

  Management Company

LOCATION:
  Address                           8717 Old Town West Dr.                     9280 Chelsea Village Dr.
  City, State                       Indianapolis, IN                           Indianapolis, IN
  County                            Marion                                     Marion
  Proximity to Subject              1 mile N of subject                        1.25 miles N of subject

PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)            161,914                                    227,720
  Year Built                        1966                                       1983
  Effective Age                     25                                         15
  Building Structure Type           Wood, w/ brick & siding facade;            Wood, w/ brick & siding facade;
                                    asphalt shingle roof                       asphalt shingle roof
  Parking Type
    (Gr., Cov., etc.)               Garage, Open, Covered                      Open, Covered

  Number of Units                   144                                        246
  Unit Mix:                         Type             Unit  Qty.   Mo.               Type           Unit  Qty.     Mo.
                                  2 1BD/1BH           628   18    $  640       2  1BD/1BH           730   74     $531
                                  2 1BD/1BH           855    6    $  720       2  1BD/1BH           830   18     $616
                                  3 2BD/1BH           907   18    $  705       3  2BD/1BH           930   52     $613
                                  4 2BD/2BH         1,069   36    $  825       4  2BD/2BH         1,100   28     $655
                                  4 2BD/2BH         1,153   20    $  875       3  2BD/2BH         1,000   46     $717
                                  4 3BD/2BH         1,295    6    $  985       4  3BD/2BH         1,200   28     $828
                                  5 3BD/2BH         1,496   40    $1,045

  Average Unit Size (SF)          1,124                                        926
  Unit Breakdown:                 Efficiency    0%   2-Bedroom    51%             Efficiency  0%  2-Bedroom      51%
                                  1-Bedroom    17%   3-Bedroom    32%             1-Bedroom  37%  3-Bedroom      11%

CONDITION:                        Good                                         Good
APPEAL:                           Good                                         Good

AMENITIES:

  Unit Amenities                 X  Attach. Garage          Vaulted Ceiling        Attach. Garage   X   Vaulted Ceiling
                                 X  Balcony           X     W/D Connect.       X  Balcony           X   W/D Connect.
                                 X  Fireplace               Washer Dryer       X  Fireplace             Washer Dryer
                                 X  Cable TV Ready                             X  Cable TV Ready
  Project Amenities              X  Swimming Pool                              X  Swimming Pool
                                 X  Spa/Jacuzzi             Car Wash           X  Spa/Jacuzzi           Car Wash
                                    Basketball        X     BBQ Equipment         Basketball Court  X   BBQ Equipment
                                    Court
                                    Volleyball        X     Theater Room       X  Volleyball Court      Theater Room
                                    Court
                                    Sand Volley       X     Meeting Hall       X  Sand Volley Ball      Meeting Hall
                                    Ball
                                    Tennis Court      X     Secured Parking    X  Tennis Court          Secured Parking

                                    Racquet Ball            Laundry Room          Racquet Ball      X   Laundry Room
                                    Jogging Track     X     Business Office       Jogging Track         Business Office

                                 X  Gym Room                                   X  Gym Room

OCCUPANCY:                       96%                                           91%
LEASING DATA:

  Available Leasing Terms        3 to 12 Months                                6 to 12 Months
  Concessions                    1 Month Free                                  1 Month Free
  Pet Deposit                    $200                                          $200
  Utilities Paid by Tenant       X  Electric                Natural Gas        X  Electric              Natural Gas
                                 X  Water                   Trash              X  Water                 Trash
  Confirmation
  Telephone Number

NOTES:                           None                                          None

  COMPARISON TO SUBJECT:         Superior                                      Similar

                                                                       EXHIBIT B

AMERICAN APPRAISAL ASSOCIATES, INC.
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

    COMPARABLE R-1              COMPARABLE R-2                 COMPARABLE R-3
  CARLTON APARTMENTS         LANDMARK APARTMENTS           KENSINGTON APARTMENTS
     2629 Plaza Dr.           7600 Harcourt Rd.              8444 Rothbury Dr.
   Indianapolis, IN           Indianapolis, IN               Indianapolis, IN

      [PICTURE]                    [PICTURE]                    [PICTURE]

    COMPARABLE R-4              COMPARABLE R-5
 BARRINGTON APARTMENTS          CHELSEA VILLAGE
 8717 Old Town West Dr.     9280 Chelsea Village Dr.
    Indianapolis, IN           Indianapolis, IN

      [PICTURE]                    [PICTURE]

                                                                       EXHIBIT C

AMERICAN APPRAISAL ASSOCIATES, INC.
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

                                                                       EXHIBIT C

AMERICAN APPRAISAL ASSOCIATES, INC.
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

                                                                       EXHIBIT C

AMERICAN APPRAISAL ASSOCIATES, INC.
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

                                                                       EXHIBIT C

AMERICAN APPRAISAL ASSOCIATES, INC.
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

                                                                       EXHIBIT D

AMERICAN APPRAISAL ASSOCIATES, INC.
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

                                                                       EXHIBIT D

AMERICAN APPRAISAL ASSOCIATES, INC.

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

      The statements of fact contained in this report are true and correct.

      The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

      American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

      Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

      The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

      The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

      I personally did not inspect the subject property. John Nolan provided significant real property appraisal assistance in the preparation of this report.

      I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                             /s/ Kenneth W. Kapecki
                                             ----------------------
                                                 Ken Kapecki, MAI
                                      Managing Principal, Real Estate Group
                                  State of Indiana, Certified General Appraiser,
                                                   #CG49600008

                                                                       EXHIBIT E

AMERICAN APPRAISAL ASSOCIATES, INC.
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (3 PAGES)

                                                                       EXHIBIT E

AMERICAN APPRAISAL ASSOCIATES, INC.
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                             KENNETH W. KAPECKI, MAI
                      MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION

Kenneth W. Kapecki is the Managing Principal for the Chicago Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

   Valuation

Mr. Kapecki has over 17 years of experience in providing valuation services to clients worldwide. He has a diversified background with considerable expertise in the valuation of special-purpose properties, large multilocational holdings, and investment-grade real estate. He has appraised steel mills, chemical plants, food processing facilities, airports, mines, railroad rights-of-way, hotels, and a variety of commercial and manufacturing facilities.

Mr. Kapecki's experience further extends to highest and best use studies, feasibility studies, lease valuation analyses, cost segregation analyses, and insurable value analyses. His reports are most frequently prepared for acquisition, ad valorem tax, divestiture, financing, allocation of purchase price, litigation support, and value reporting. Over the years, he has completed appraisals in 50 states representing over $10 billion in value.

Mr. Kapecki has developed a core competency in the valuation of hospitality property. He has appraised more than 150 hotels in the last two years alone for financing, acquisition due diligence, cost segregation, and feasibility. These properties consisted of a mixture of limited-service, full-service, and resort hotels located throughout the United States as well as in the Bahamas, Belize, and Guam.

                                                                       EXHIBIT E

AMERICAN APPRAISAL ASSOCIATES, INC.
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

   Court

Mr. Kapecki has testified as an expert witness in state and federal district courts and by deposition statements and interrogatory communications.

   Business

Prior to joining AAA in 2001, Mr. Kapecki was a senior manager in the Chicago Valuation Service Group of Arthur Andersen, where he served as the central regional team leader for real estate staff training, hospitality consulting, and the valuation of real estate. Prior to his employment with Arthur Andersen, Mr. Kapecki served as the manager of real estate valuations for Lloyd-Thomas Coats and Burchard Co.

EDUCATION

University of Wisconsin - La Crosse
 Bachelor of Science - Geography

STATE CERTIFICATIONS

State of Illinois, Certified General Real Estate Appraiser, #153000331

State of Indiana, Certified General Appraiser, #CG49600008

State of Michigan, Certified General Appraiser, #1201003145

State of Wisconsin, Certified General Appraiser and Licensed
Appraiser, #641

PROFESSIONAL AFFILIATIONS

Appraisal Institute, MAI Designated Member
 Chicago Chapter, Admissions Committee Member, 1997 - Present

                                                                       EXHIBIT E

AMERICAN APPRAISAL ASSOCIATES, INC.
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

VALUATION AND SPECIAL COURSES

Appraisal Institute
  Appraisal Principles
  Case Studies in Real Estate Valuation
  Fair Lending and the Appraiser
  Highest & Best Use and Market Analysis
  Income Capitalization, Parts A and B
  Litigation Support: The Appraiser as an Expert Witness
  Partial Interest Valuation
  Real Estate Disclosure
  Report Writing
  Standards of Professional Practice
  Valuation of Detrimental Conditions
  Valuation Theory and Techniques
Arthur Andersen, Course Developer
  Income Capitalization Theory and Techniques
  Introduction to the Cost Approach
  Property Inspection and Market Data Collection

AMERICAN APPRAISAL ASSOCIATES, INC.
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
REFLECTIONS (GREENSPRING MANOR), INDIANAPOLIS, INDIANA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.